Credit Suisse is pleased to announce the launch of its Exchange Traded Notes (ETNs) linked to the Cushing 30 MLP Index (MLPN on NYSE/Arca). These senior, unsecured debt securities provide investors with exposure to 30 equally-weighted, publicly traded master limited partnerships (MLPs) which hold mid-stream energy infrastructure assets in North America. In addition to offering exposure to multiple energy infrastructure MLPs via a central investment, the ETNs may provide investors with an attractive periodic yield (currently 6.5%) linked to the quarterly cash distributions paid on the constituent MLPs in the Index, as reduced by the multiplier and the investor fee. If these distributions grow, they may provide an effective hedge against inflation. Please note that an investment in the ETNs carries unique risks and you should become familiar with these risks prior to making any investment decision. For more information, please [see the attached Factsheet or] contact www.credit-suisse.com/notes Credit Suisse Launches Cushing 30 MLP Index ETN Liquitidy Transparency Diversification Credit Suisse has filed a registration statement (including prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering of securities. Before you invest, you should read the applicable pricing supplement, the Prospectus Supplement dated March 25, 2009, and Prospectus dated March 25, 2009, to understand fully the terms of the notes and other considerations that are important in making a decision about investing in the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or dealer participating in an offering will arrange to send you the applicable term sheet, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.